Destra Investment Trust

Amended and Restated Establishment and Designation of
Series of Shares of Beneficial Interest
(Effective as of September 23, 2016)

WHEREAS, pursuant to Section 4.9 of the Declaration of Trust dated May 25, 2010 (the “Declaration”) of Destra Investment Trust, a Massachusetts business trust (the “Trust”), the initial Trustee of the Trust established and designated three Series of Shares (as defined in the Declaration) of the Trust on May 25, 2010, the Destra Global Liquidity All-Cap Fund, Destra International Liquidity All-Cap Fund and Destra U.S. Liquidity All-Cap Fund by the execution of instruments establishing and designating such Series and setting forth the relative rights, preferences, privileges, limitations, restrictions and other relative terms of such Series (the “Designation”);

WHEREAS, effective November 29, 2010, the Trustees of the Trust amended the Designation to rename the Destra Global Liquidity All-Cap Fund as the Destra Global L-Series Fund, the Destra International Liquidity All-Cap Fund as the Destra International L-Series Fund and the Destra U.S. Liquidity All-Cap Fund as the Destra US All Cap L-Series Fund; and

WHEREAS, effective May 23, 2011, the Trustees of the Trust amended the designation to establish and designate two additional Series of Shares, Destra Global Index Opportunities Fund and Destra High Dividend Strategy Fund, to have such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below; and

WHEREAS, effective February 21, 2012, the Trustees of the Trust terminated and liquidated the Destra Next Dimension Fund; and

WHEREAS, effective July 18, 2012, the Trustees of the Trust terminated and liquidated the Destra International L-Series Fund and Destra US All Cap L-Series Fund and renamed the Destra Global L-Series Fund as the Destra Next Dimension Fund; and

WHEREAS, effective February 19, 2013, the Trustees of the Trust amended the Designation to rename the Destra High Dividend Strategy Fund as the Destra Dividend Total Return Fund; and

WHEREAS, effective February 12, 2015, the Trustees of the Trust amended the Designation to rename the Destra High Dividend Strategy Fund as the Destra Dividend Total Return Fund; and

WHEREAS, the Trustees of the Trust, at a meeting held on August 8, 2016,  established and designated two additional Series of Shares, Destra Flaherty & Crumrine Preferred and Income Fund and Destra Focused Equity Fund, to have such relative rights, preferences, privileges, limitations, restrictions and other relative terms as shall be set forth in the Trust’s Designation of Series and authorized the amendment and restatement of the Designation accordingly.

NOW THEREFORE, the Trustees of the Trust, by a vote of at least a majority of the Trustees of the Trust at a meeting held on August 8, 2016 , did hereby amend and restate the Designation in its entirety as follows:
The following Series of the Trust are established and designated with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below:
a. Destra Global Index Opportunities Fund
b. Destra Dividend Total Return Fund
c. Destra/Wolverine Alternative Opportunities Fund
d. Destra Flaherty & Crumrine Preferred and Income Fund
e. Destra Focused Equity Fund
1. Each Share of each Series is entitled to all the rights and preferences accorded to Shares under the Declaration.
2. The number of authorized Shares of each Series is unlimited.
3. Each Series shall be authorized to hold cash, invest in securities, instruments and other property, use investment techniques, and have such goals or objectives as from time to time described in the prospectus and statement of additional information contained in the Trust’s then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of the Series, as the same may be amended and supplemented from time to time (“Prospectus”).  Each Share of a Series shall represent a beneficial interest in the net assets allocated or belonging to such Series only, and such interest shall not extend to the assets of the Trust generally (except to the extent that General Assets (as defined in the Declaration) are allocated to such Series), and shall be entitled to receive its pro rata share of the net assets of the Series upon liquidation of the Series, all as set forth in Section 4.9 of the Declaration.
4. With respect to each Series, (a) the purchase price of the Shares, (b) fees and expenses,  (c) qualifications for ownership, if any, (d) the method of determination of the net asset value of the Shares, (e) minimum purchase amounts, if any, (f) minimum account size, if any, (g) the price, terms and manner of redemption of the Shares, (h) any conversion or exchange feature or privilege, (i) the relative dividend rights, and (j) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Series.
5. The Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Series that have been established by the Trustees or redesignate any of the Series without any action or consent of the Shareholders.

6. The designation of any Series hereby shall not impair the power of the Trustees from time to time to designate additional Series of Shares of the Trust.
7. Capitalized terms not defined herein have the meanings given to such terms in the Declaration.

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In Witness Whereof, the undersigned, being the Secretary of the Trust, have executed this instrument as of this 23rd day of September, 2016.

 Jane Hong Shissler
 Secretary